 Exhibit 99.1

National Financial Partners Announces Third Quarter 2008 Results

Announces Initiatives to Address Current Environment

Financial Highlights*	3Q 2008	3Q 2007	% Change	9 mos. 2008	9 mos. 2007	% Change
(Dollars in millions, except per share data)

Revenue	$277.3	$311.2	-10.9%	$851.1	$838.4	1.5%
Net income	5.1	16.1	-68.3%	25.5	35.0	-27.1%
Net income per diluted share	0.12	0.40	-70.0%	0.62	0.87	-28.7%
Cash earnings	23.7	30.1	-21.3%	74.8	73.5	1.8%

Cash earnings excluding management agreement buyout, net of tax	23.7	30.1	-21.3%	74.8	81.2	-7.9%
Cash earnings per diluted share	$0.58	$0.75	-22.7%	$1.82	$1.84	-1.1%

Cash earnings per diluted share excluding management agreement buyout, net of tax	$0.58	$0.75	-22.7%	$1.82	$2.03	-10.3%
“Same store” revenue growth	-14.4%	6.8%		-5.0%	-2.6%
Net “same store” revenue growth	-11.3%	10.8%		-4.3%	0.5%
Acquired base earnings	$4.3	$4.1		$16.4	$23.1

*This summary includes financial measures not calculated based on generally accepted accounting principles.

NEW YORK, NY – November 5, 2008 – National Financial Partners Corp. (NYSE: NFP), a network of independent financial advisors specializing in life insurance and wealth transfer, corporate and executive benefits, and financial planning and investment advisory services, today reported financial results for the third quarter ended September 30, 2008.

Third quarter 2008 net income was $5.1 million, or $0.12 per diluted share, compared with $16.1 million, or $0.40 per diluted share, in the third quarter of 2007. Third quarter 2008 cash earnings was $23.7 million, or $0.58 per diluted share, compared with $30.1 million, or $0.75 per diluted share, in the prior year period. (Cash earnings is a non-GAAP measure, which the Company defines as net income excluding amortization of intangibles, depreciation, and impairment of goodwill and intangible assets. A full reconciliation of net income to cash earnings is provided in the attached tables.) Net income and cash earnings declined as a result of a decline in “same store” revenue and an increase in operating expenses, offset in part by revenue from new firms, and lower commissions and fees and management fee expenses. More detailed financial information can be found in the Company’s quarterly financial supplement, which is available on the Company’s Web site at www.nfp.com.

Jessica Bibliowicz, chairman, president and chief executive officer, said, “We had a profitable quarter, but results were impacted by extremely challenging economic and market conditions. While most product lines experienced a ‘same store’ revenue decline during the quarter, ‘same store’ revenue from group benefits remained stable and our financial advisory business posted modest revenue growth. Given the difficult environment, we are taking steps to maintain our liquidity position and reduce corporate overhead.”

Ms. Bibliowicz continued, “The long-term demographic trends of the markets we serve remain strong. As conditions stabilize, we would expect growth to resume.”

Initiatives to Address Current Environment

In light of the impact of the current environment on recent results, the Company is taking the following steps:

•

Corporate Expense Reductions: The Company is reducing headcount at its New York-based corporate headquarters by 23 employees or approximately 20%. Since the beginning of 2008, headcount has been reduced by approximately 30%. The reductions are the result of a careful review of corporate operations and the relocation of certain functions to the Company’s Austin, Texas-based facility. The headcount reductions are expected to result in a severance charge of approximately $1.5 million in the fourth quarter of 2008. The Company expects the headcount reductions to result in an annual G&A savings of approximately $6.4 million in 2009. A small portion of the terminated positions will be replaced at the Company’s Austin, Texas-based facility, which will be included as a component of operating expenses. The annual savings net of the cost of establishing certain functions in Austin is expected to be approximately $6.0 million. The Company continues to explore further expense reductions.

•	Reduced Acquisition Activity: With the exception of certain sub-acquisitions, NFP does not anticipate completing acquisitions until market conditions and financial results stabilize.
•	Suspension of Dividend: NFP’s Board of Directors has suspended the Company’s quarterly cash dividend.
•	Share Repurchases: For the foreseeable future, the Company does not anticipate repurchasing additional shares under its current share repurchase authorization.
•

Credit Agreement: The Company is in compliance with all covenants under its credit agreement. Like many companies, NFP has initiated discussions with its bank group regarding the potential need for additional flexibility to navigate through the current downturn.

Third Quarter Results

Revenue decreased $33.9 million, or 10.9%, to $277.3 million in the third quarter of 2008 from the prior year period. Components of the decrease included:

•	a “same store” revenue decline of $33.0 million, or negative 14.4%, to $196.5 million;
•	a decrease of $9.8 million from dispositions primarily related to the sale of a wholesale group benefits subsidiary in the first quarter of 2008.

These revenue decreases were offset in part by $9.3 million of revenue growth from firms acquired subsequent to the start of the third quarter of 2007 and revenue growth of $0.5 million, or 0.8%, to $67.0 million from the Company’s Austin, Texas-based facility, which includes NFP Insurance Services, Inc., a licensed insurance agency and marketing organization, and NFP Securities, Inc. (NFPSI), a registered broker-dealer.

Firms included in the “same store” calculations generally encompass firms that were owned by NFP for at least four full quarters at the beginning of the third quarter of 2008.  More detailed definitions can be found in the Company’s quarterly financial supplement, which is available on the Company’s Web site at www.nfp.com.

Gross margin before management fees was $89.7 million in the third quarter of 2008, a decrease of $27.0 million, or 23.2%, from the prior year period. Gross margin, which includes management fees as a component of cost of services, was $48.6 million in the third quarter of 2008, a decrease of $8.6 million, or 15.0%, from the prior year period. As a percentage of revenue, gross margin was 17.5% in the third quarter of 2008 compared with 18.4% in the prior year period. The decrease in gross margin percentage was the result of higher operating expenses as a percentage of revenue, partially offset by lower commissions and fees and management fee expenses as a percentage of revenue. Operating expenses as a percentage of revenue increased largely as a result of the decrease in revenue and higher expenses at owned firms. Commissions and fees expense as a percentage of revenue decreased primarily due to lower commissions and fees expense as a percentage of revenue for firms included in the “same store” revenue calculation, offset in part by a greater contribution to revenue by NFPSI, which has high commission payouts, as compared with the prior year period.

Management fees as a percentage of gross margin before management fees was 45.9% in the third quarter of 2008 versus 51.0% a year ago. The Company’s firms are rewarded for achieving growth targets based on three-year performance cycles resulting in accruals for potential incentive payments. In the third quarter of 2008, incentive payment accruals were $1.7 million versus $5.9 million in the prior year period and represented 1.9% of gross margin before management fees in the third quarter of 2008 compared with 5.1% for the same period last year. Incentive accruals can vary from period to period based on the mix of firms participating in the incentive program and the level of their earnings. Excluding incentive accruals, management fee percentage declined to 44.0% in the third quarter of 2008 from 45.9% in the third quarter of 2007. This was due largely to an increase in NFP’s economic ownership percentage of its firms’ earnings from 50% in the prior year period to 52% in the third quarter of 2008, resulting from an increased economic ownership percentage in recent transactions. Stock-based compensation expense included in gross margin was $1.4 million in the third quarter of 2008 compared with $1.3 million in the prior year period.

General and administrative expense (G&A) increased $2.3 million, or 16.1%, to $16.6 million in the third quarter of 2008 compared with the prior year period. G&A included $1.6 million in additional rent expense related to the relocation of the Company’s corporate headquarters that occurred in the second quarter of 2008 and $1.6 million related to a note receivable reserve. Stock-based compensation expense included in G&A was $1.9 million in the third quarter of 2008 compared with $1.8 million in the prior year period. G&A increased as a percentage of revenue to 6.0% in the third quarter of 2008 from 4.6% in the prior year period.

In the third quarter of 2008, the Company took a $5.2 million impairment charge related to three firms. The Company reviews and evaluates the financial and operating results of its acquired firms on a firm-by-firm basis throughout the year. Amortization of intangibles increased 15.1% in the third quarter of 2008 due to acquisition activity.

The tax rate in the third quarter of 2008 was 59.5% compared with a full year 2007 tax rate of 46.1%. The increase in the tax rate was due largely to the non-deductible nature of the impairments recorded in the quarter and an increase in the ratio of non-deductible expenses to estimated pre-tax income.

Acquisitions

Since NFP’s second quarter earnings announcement, the Company has completed a small number of sub-acquisitions.  Year-to-date, the Company has completed 17 transactions (including 10 sub-acquisitions) representing $16.4 million in base earnings.  These acquisitions generated revenue of approximately $59.4 million in 2007, the most recent full year prior to acquisition. (The term base earnings represents the cumulative preferred portion of the pre-tax earnings before owners' compensation of acquired firms that the Company capitalizes at the time of acquisition.)

Share Repurchases

During the third quarter of 2008, NFP repurchased approximately 0.1 million shares of its common stock for $2.7 million at an average cost of $20.22 per share. Year-to-date, NFP repurchased approximately 1.0 million shares of its common stock for $24.6 million at an average cost of $24.75 per share.

Earnings Conference Call

The Company will conduct its third quarter 2008 earnings conference call and audio webcast on November 6, 2008, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and the Internet. To access the call, dial (617) 213-8836 (when prompted, callers should provide the access code “NFP”). To listen to the conference call over the Internet, visit www.nfp.com/ir. The conference call will be available for replay via telephone and Internet for a period of 90 days. To listen to a replay of the conference call via telephone, dial (888) 286-8010. The access code for the replay is 77284060. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.

Reconciliation of Non-GAAP Measures

The Company analyzes its performance using non-GAAP measures called cash earnings and cash earnings per diluted share (both including and excluding management agreement buyout, net of tax), gross margin before management fees and percentages or calculations using these measures. The Company believes these non-GAAP measures provide additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent under GAAP. Cash earnings and cash earnings per diluted share should not be viewed as substitutes for net income and net income per diluted share, respectively. Cash earnings is defined as net income, excluding amortization of intangible assets, depreciation, and impairment of goodwill and intangible assets. Cash earnings per diluted share is calculated by dividing cash earnings by the number of weighted average diluted shares outstanding for the period indicated. Gross margin before management fees should not be viewed as a substitute for gross margin. A full reconciliation of these non-GAAP measures to their GAAP counterparts is provided in the attached tables as well as the Company’s quarterly financial supplement, available on the Investor Relations section of the Company’s Web site at www.nfp.com.

About National Financial Partners Corp.

Founded in 1998, NFP is a leading independent distributor of financial services products to high net worth individuals and companies. NFP is headquartered in New York and operates a distribution network of over 180 owned firms. For more information, please visit www.nfp.com.

Forward-Looking Statements

This release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words "anticipate," "expect," "intend," "plan," "believe," "estimate," "may," "will" and "continue" and similar expressions of a future or forward-looking nature. Forward-looking statements may include discussions concerning revenue, expenses, earnings, cash flow, dividends, capital structure, credit facilities, market and industry conditions, premium and commission rates, interest rates, contingencies, the direction or outcome of regulatory investigations and litigation, income taxes and NFP's operations or strategy. These forward-looking statements are based on management's current views with respect to future results, and are subject to risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include: (1) NFP's success in acquiring high quality independent financial services distribution firms, (2) the performance of NFP's firms following acquisition, (3) competition in the business of providing financial services to high net worth individuals and companies, (4) NFP's ability, through its operating structure, to respond quickly and effectively to regulatory, operational or financial situations, (5) NFP's ability to manage its business effectively through the principals of its firms, (6) changes in tax laws, including the elimination or modification of the federal estate tax and any change in the tax treatment of life insurance products, (7) developments in the pricing, design or underwriting of insurance products, revisions in mortality tables by life expectancy underwriters or changes in NFP’s relationships with insurance companies, (8) changes in premiums and commission rates and the rates of other fees paid to NFP’s firms, including life settlement and registered investment advisory fees, (9) adverse developments or volatility in the markets in which NFP operates, resulting in fewer sales in financial services or products, including the availability of credit in connection with the purchase of such products or services, or consumer hesitancy in spending, (10) adverse results or other consequences from litigation, arbitration, regulatory investigations and inquiries, or internal compliance initiatives, including those related to compensation agreements with insurance companies and activities within the life settlements industry, (11) uncertainty in the financial services, insurance and life settlements industries arising from investigations into certain business practices and subpoenas received from various governmental authorities and related litigation, (12) the reduction of NFP's revenue and earnings due to the elimination or modification of compensation arrangements, including contingent compensation arrangements and the adoption of internal initiatives to enhance compensation transparency, including the transparency of fees paid for life settlements transactions, (13) changes in interest rates or general economic and credit market conditions, including changes that adversely affect NFP’s ability to access capital, such as the global credit crisis that began in 2007 and continues today, (14) securities and capital markets behavior, including fluctuations in the price of NFP’s common stock and recent uncertainty in the U.S. financial markets, (15) the impact of legislation or regulations in jurisdictions in which NFP's subsidiaries operate, including the possible adoption of comprehensive and exclusive federal regulation over all interstate insurers, (16) the impact of the adoption of certain accounting treatments, including FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” and SFAS No. 141 (revised 2007), “Business Combinations,” (17) adverse results or other consequences from higher than anticipated compliance costs, including those related to expenses arising from internal reviews of business practices and regulatory investigations or those arising from compliance with state or federal laws, (18) the continued availability of borrowing and letters of credit under NFP’s credit facility, and (19) other factors described in NFP's filings with the Securities and Exchange Commission (the “SEC”), including those set forth in NFP’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on February 19, 2008.  Forward-looking statements speak only as of the date on which they are made. NFP expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Source:  National Financial Partners Corp.

Contacts:

Investor Relations:	Media Relations:
Marc Gordon	Barbara Willis
National Financial Partners	National Financial Partners
ir@nfp.com	communications@nfp.com
212-301-4033	212-301-1039

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited - in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue:
Commissions and fees	$277,282	$311,191	$851,135	$838,410

Cost of services:
Commissions and fees	85,216	101,666	275,487	271,443
Operating expenses (1)	102,384	92,794	306,581	266,692
Management fees (2)	41,140	59,551	118,727	143,904
Total cost of services	228,740	254,011	700,795	682,039
Gross margin	48,542	57,180	150,340	156,371

Corporate and other expenses:
General and administrative	16,537	14,288	48,900	43,849
Amortization of intangibles	9,907	8,555	29,323	24,963
Impairment of goodwill and intangible assets	5,198	2,642	10,226	5,655
Depreciation	3,497	2,855	9,706	7,965
Management agreement buyout	—	—	—	13,046
Gain on sale of subsidiaries	(578)	—	(7,665)	(1,984)
Total corporate and other expenses	34,561	28,340	90,490	93,494
Income from operations	13,981	28,840	59,850	62,877
Net interest and other	(1,284)	(399)	(4,354)	(392)
Income before income taxes	12,697	28,441	55,496	62,485
Income tax expense	7,556	12,384	29,950	27,527
Net income	$5,141	$16,057	$25,546	$34,958
Earnings per share:
Basic	$0.13	$0.42	$0.65	$0.92
Diluted	$0.12	$0.40	$0.62	$0.87
Weighted average shares outstanding:
Basic	39,670	38,244	39,493	37,897
Diluted	41,187	40,392	41,164	40,055

(1)	Excludes amortization and depreciation shown separately in Corporate and other expenses.
(2)	Excludes management agreement buyout shown separately in Corporate and other expenses.

CALCULATION OF GROSS MARGIN

(Unaudited - in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Total revenue	$277,282	$311,191	$851,135	$838,410
Cost of services:
Commissions and fees	85,216	101,666	275,487	271,443
Operating expenses (1)	102,384	92,794	306,581	266,692
Gross margin before management fees	89,682	116,731	269,067	300,275
Management fees (2)	41,140	59,551	118,727	143,904
Gross margin	$48,542	$57,180	$150,340	$156,371
Gross margin as percentage of total revenue	17.5%	18.4%	17.7%	18.7%
Gross margin before management fees as percentage of total revenue	32.3%	37.5%	31.6%	35.8%
Management fees, as a percentage of gross margin before management fees (2)	45.9%	51.0%	44.1%	47.9%

RECONCILIATION OF NET INCOME TO CASH EARNINGS

(Unaudited - in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
GAAP Net Income	$5,141	$16,057	$25,546	$34,958
Amortization of intangibles	9,907	8,555	29,323	24,963
Impairment of goodwill and intangible assets	5,198	2,642	10,226	5,655
Depreciation	3,497	2,855	9,706	7,965
Cash Earnings	$23,743	$30,109	$74,801	$73,541
Management agreement buyout, net of tax	—	—	—	7,681
Cash Earnings excluding management agreement buyout, net of tax	$23,743	$30,109	$74,801	$81,222

GAAP Net Income per share – diluted	$0.12	$0.40	$0.62	$0.87
Amortization of intangibles	0.24	0.21	0.71	0.62
Impairment of goodwill and intangible assets	0.13	0.07	0.25	0.14
Depreciation	0.08	0.07	0.24	0.20
Cash Earnings per share – diluted (3)	$0.58	$0.75	$1.82	$1.84
Management agreement buyout, net of tax	—	—	—	0.19
Cash Earnings per share – diluted excluding management agreement buyout, net of tax (3)	$0.58	$0.75	$1.82	$2.03

(1)	Excludes amortization and depreciation shown separately in Corporate and other expenses.
(2)	Excludes management agreement buyout shown separately in Corporate and other expenses.
(3)

The sum of the per-share components of cash earnings per share – diluted and cash earnings per share – diluted excluding management agreement buyout, net of tax, may not agree to cash earnings per share – diluted and cash earnings per share – diluted excluding management agreement buyout, net of tax, due to rounding.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited - in thousands)

	September 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$67,444	$114,182
Cash, cash equivalents and securities purchased under resale agreements in premium trust accounts	81,942	80,403
Current receivables	146,673	171,219
Other current assets	30,953	34,447
Total current assets	327,012	400,251
Intangibles, net	473,384	475,149
Goodwill, net	658,558	610,499
Deferred tax assets	22,869	20,561
Other non-current assets	102,855	53,620
Total assets	$1,584,678	$1,560,080

LIABILITIES
Current liabilities:
Premiums payable to insurance carriers	$81,719	$78,450
Borrowings	173,000	126,000
Other current liabilities	121,327	196,908
Total current liabilities	376,046	401,358
Deferred tax liabilities	122,173	116,115
Convertible senior notes	230,000	230,000
Other non-current liabilities	59,613	49,440
Total liabilities	787,832	796,913

STOCKHOLDERS’ EQUITY
Common stock at par value	4,380	4,244
Additional paid-in capital	833,010	780,678
Retained earnings	119,831	119,197
Accumulated other comprehensive income	(21)	—
Treasury stock	(160,354)	(140,952)
Total stockholders’ equity	796,846	763,167
Total liabilities and stockholders’ equity	$1,584,678	$1,560,080